EXHIBIT 3.4

                     CHARTER FOR THE COMPENSATION COMMITTEE
                        OF AMERICAN HOMESTAR CORPORATION
                               SEPTEMBER 18, 2001


I.   DESCRIPTION  AND  PURPOSE

The Compensation Committee (the "Committee") is a standing committee of the Board of Directors (the "Board") of American Homestar Corporation (the "Company") whose primary function is to oversee the compensation policies for the Company, including its salary, bonus and other incentive compensation, stock option, and employee benefit programs, to monitor the performance and compensation of the Executive Officers of the Company, and to establish performance goals and determine the compensation due under the Management Incentive Program described in the Plan of Reorganization dated August 14, 2001.

II.  COMPOSITION  OF  THE  COMMITTEE

The Committee shall consist of two or more members, comprised solely of Independent Directors, as that term is defined below.

III. DEFINITIONS

A.   EXECUTIVE  OFFICER
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As  used  in  this  Charter,  "Executive  Officer"  means:

     1. the President, Chief Executive Officer, Chief Financial Officer or any individuals acting in similar capacities; and

     2. any Vice President or Manager in charge of a principal business unit, division or function (such as marketing, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions.

B.   INDEPENDENT  DIRECTOR
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As  used  in  this  Charter, "Independent Director" means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

     1. a director who is employed by the Company or any of its affiliates for the current year or any of the past three years;


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     2.   a director who accepted any compensation from the Company for services rendered to the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for service on the Board, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

     3. a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an Executive Officer. Immediate family includes a person's spouse, parents, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in the director's home;

     4. a director who is a partner in, or a controlling shareholder or an Executive Officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed five percent (5%) of the Company's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

     5. a director who is employed as an executive of another entity where any of the Company's Executive Officers serve on that entity's compensation committee.

IV.  MEETINGS

The Committee shall meet as frequently as circumstances require, but in any event on a quarterly basis. The Committee may ask members of management or others to attend meetings and may provide pertinent information to them as the Committee deems necessary. However, members of management shall not be present during the Committee's discussions and decisions on Executive Officer compensation.

V.   RESPONSIBILITIES  AND  DUTIES

The Committee's primary responsibilities and duties are as follows:

     1. review and recommend to the Board compensation and employee benefit policy for the Company;

     2. review and recommend to the Board the annual salary, bonus, stock options and other benefits, direct and indirect, to be paid to the Executive Officers of the Company;

     3. review and recommend to the Board the terms and conditions of written employment agreements, if any, for Executive Officers of the Company;

     4. review new executive compensation programs; review on a periodic basis the operation of the Company's executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;


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          establish  and  periodically review policies for the administration of executive compensation programs; and take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance of peer businesses;

     5. establish and periodically review policies in the area of Executive Officer perquisites;

     6. review and monitor the Company's Stock Option Plans and any other employee pension, profit sharing and benefit plans, taking into account the importance of retaining and incentivizing the employee assets of the Company as well as the overall cost to the Company of such programs;

     7. if Executive Officer compensation is performance-based, (i) determine the performance goals, (ii) advise the Board that the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to the Company's shareholders and approved by a majority of the vote in a separate shareholder vote before the payment of the compensation, and (c) before any payment of the compensation, certify to the Board that the performance goals and other material terms were in fact satisfied.

     8. review and recommend to the Board the amount of reasonable compensation and payment of expenses to be paid to members of the Board for serving as a Director of the Company;

     9.   supervise  succession  planning  for the Executive Officers defined in
          Section  III(A)(1)  above;

     10. identify, recruit and nominate additional director candidates for Board service at such time as they may be needed;

     11. review and recommend to the Board director and officer insurance coverage;

     12. review and approve the Compensation Committee Report to be included in the Company's proxy statement for its annual shareholders meeting; and

     13. review, approve and administer any other matters or plans specifically delegated to the Committee by the Board.

VI.  CONSULTANTS

The Committee has the authority to retain, from time to time and at the Company's expense, a professional compensation consulting firm to review such matters regarding compensation and employee benefit structure as the Committee may deem necessary and appropriate. Such consulting activities may include but are not limited to a review of the Company's Executive Officer compensation program including a review of those "performance based" compensation


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programs in light of Section 162(m) of the Internal Revenue Code.

VII.      COMPENSATION  COMMITTEE  REPORT

The Committee shall prepare a Compensation Committee Report (the "Report") to be included in the Company's proxy statement for its annual shareholders meeting. The Report shall contain the disclosure required by Schedule 14A under the Securities Exchange Act of 1934, as amended, and such other disclosure as may be required by law. At a minimum, the Report shall contain the following:

     1. Disclosure of the Committee's compensation policies applicable to the Executive Officers, including the specific relationship of corporate performance to executive compensation, with respect to compensation reported for the last completed fiscal year.

     2. Discussion of the Committee's bases for the Company's compensation reported for the last completed fiscal year, including the factors and criteria upon which the Chief Executive Officer's compensation was based. The Committee shall include a specific discussion of the relationship of the Company's performance to the Chief Executive Officer's compensation for the last completed fiscal year, describing each measure of the Company's performance, whether qualitative or quantitative, on which the Chief Executive Officer's compensation was based.

The required disclosure shall be made over the name of each member of the Committee. If the Board modified or rejected in any material way any action or recommendation by the Committee with respect to such decisions in the last completed fiscal year, the disclosure must so indicate and explain the reasons for the Board's actions, and be made over the names of all members of the Board.


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